Exhibit 10 (I)

                             PEAPACK-GLADSTONE BANK
                     SPLIT DOLLAR PLAN FOR SENIOR MANAGEMENT

     THIS PLAN, hereby made effective this 7th day of September 2001, by PEAPACK-GLADSTONE BANK, a state-chartered bank located in Gladstone, New Jersey (the "Bank"), the Participant selected to participate in this Plan (the "Participant") and Christiana Bank & Trust Company (the "Trustee") as Trustee of the Peapack-Gladstone Bank Employer's Trust (the "Trust").


                                  INTRODUCTION

     The Bank wishes to attract, retain and reward highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay the life insurance premiums from its general assets.


                                    Article 1
                               General Definitions

The following terms shall have the meanings specified:

     1.1 "Affiliate" means any company that controls, is controlled by, or is under common control with the Bank or the Corporation. For this Agreement, company includes any corporation, partnership, association, limited liability company or trust.

     1.2 "Base Annual Salary" means the Participant's basic annual salary as of each January 1st, exclusive of special payments such as bonuses or fees, but including any salary reductions made in accordance with Sections 125 or 401(k) of the Code.

     1.3 "Board of Directors" means a majority of the Bank's Board of Directors or the Compensation Committee designated from time to time by the Bank's Board of Directors.

     1.4 "Change in Control" means any of the following:

          (A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of





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     securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

          (B) the liquidation or dissolution of the Corporation or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation; or

          (C) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

          (D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

          (E) any other event which is at any time designated as a "Change in Control" for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Participant; or

          (F) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances


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     not related to a Change in Control.

     Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Corporation" means Peapack-Gladstone Financial Corporation

     1.7 "Disability" means, if the Participant is covered by a Bank-sponsored disability policy, total disability is defined in such policy without regard to any waiting period. If the Participant is not covered by such a policy, disability means the Participant suffers from a mental or physical impairment that prevents the Participant from performing the essential functions of his or her position, with or without a reasonable accommodation. As a condition to any benefits, the Bank may require the Participant to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

     1.8 "Insured" means the individual whose life is insured.

     1.9 "Insurer" means the insurance company issuing the life insurance policy on the life of the insured.

     1.10 "Participant" means the executive who is designated by the Board of Directors as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

     1.11 "Policy" or "Policies" means the individual insurance policy (or policies) adopted by the Board of Directors for purposes of insuring a Participant's life under this Plan, including any group term life insurance carried on the Participant's life where the premiums are paid by the Bank.

     1.12 "Plan" means this instrument, including all amendments thereto.

     1.13 "Plan Year" means the calendar year. In the year of implementation, Plan Year shall mean the period from the date of this Agreement through December 31 of the same year.

     1.14 "Termination of Employment" means that the Participant ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of





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the Participant or the date of the Participant's Termination of Employment, the
Bank shall have the sole and absolute right to decide the dispute. 1.15 "Vested Insurance Benefit" means the Bank will provide the Participant with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 5.2 and Article 8. Articles 4 and 5 explain how a Participant achieves vested status.

     1.16 "Years of Service" means the total number of continuous years of employment with the Corporation or any of its subsidiaries, inclusive of any approved leaves of absences approved by the Corporation.


                                    Article 2
                                  Participation

     2.1 Eligibility to Participate. The Board of Directors in its sole discretion may designate from time to time Participants who are eligible to participate in this Plan. The Board may designate this authority to the Chief Executive Officer or other senior management if it so chooses.

     2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate (Exhibit A) and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. A Participant's participation is limited to only Policies where he or she is the Insured. Exhibit A sets forth the information about the Policy or Policies and maximum Participant benefit under the Plan.

     2.3 Termination of Participation. A Participant's rights under this Plan shall cease and his or her participation in this Plan shall terminate if one of the following events occur: (1) the Participant informs the Bank in writing that he or she no longer wants to participate or (2) the Plan or any Participant's rights under the Plan are terminated in accordance with Sections 5.2 or 12.1 of this Agreement. In the event that the Bank decides to maintain the Policy after the Participant's termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy. The Bank may document the Participant's termination from the Plan by indicating the date of termination on Exhibit A.


                                    Article 3
                                Premium Payments

The Trustee, at the direction of the Bank, shall pay all premiums due on all Policies under this Agreement.



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                                    Article 4
                           Policy Ownership/Interests

     4.1 Trust Ownership. The Trust shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 7, the Trust may terminate a Policy without the consent of the Insured. With respect to each Policy, the Trust shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the policy;
(2) the aggregate premiums paid on the Policy by the Trust less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the Participant's interest specified in Section 4.2. If the Trust owns more than one policy on a Participant, the Policies shall be aggregated with respect to item (3) of this paragraph.

     4.2 Participant's Interest. Each Participant, or the Participant's assignee, shall have the right to designate the beneficiary of the death proceeds of the Policy as specified in Section 4.2.1 or 4.2.2. The Participant shall also have the right to elect and change settlement options with the consent of the Trustee and the Insurer.

          4.2.1 Death Prior to Termination of Employment. If the Participant dies while employed by the Bank, the Participant's beneficiary shall be entitled to a benefit equal to 2.5 times the Participant's Base Annual Salary at the date of death; but not in excess of the maximum benefit amount specified in Exhibit A.

          4.2.2 Death After Termination of Employment. If the Participant dies after Termination of Employment, where such termination did not result from Disability and did not follow a Change in Control, the Participant shall be entitled to a Vested Insurance Benefit based on the Participant's combined age and Years of Service as of the date of termination as follows:

                                                      Post -Retirement Benefit
                                    Years of            As a Multiple of Base
                Age                  Service                Annual Salary
                ---                  -------                -------------
                 50                    15                        1.0
                 55                    15                        1.5
                 60                    15                        2.5
                 65                    15                        2.5

          If the Participant has not achieved a Vested Insurance Benefit, the Participant's beneficiary will be limited to a benefit of $25,000.


                                    Article 5
                          Additional Vesting/Forfeiture

     5.1 Disability and Change in Control. In lieu of the vesting schedule detailed in Section 4.2.2, the Participant shall have a Vested Insurance Benefit equal to 2.5 times Base Annual






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Salary if the Participant terminates employment due to Disability or if the
Participant is in the Bank's employ the date a Change in Control occurs.

     5.2 Forfeiture of Benefit. Notwithstanding the provisions of Sections 4.2.2 and 5.1, the Participant will forfeit his or her Vested Insurance Benefit if:
(1) the Participant violates any of the provisions detailed in Article 8 or, (2) in the case of a Disabled Participant, if such Participant becomes gainfully employed by an entity other than the Bank.


                                    Article 6
                          Imputed Income/Reimbursement

     The Bank shall impute income to the Participant in an amount equal to the annual cost of current life insurance protection on the life of the Participant measured by the lesser of the Table 2001 rate set forth in Notice 2001-10 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer's current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer's current published premium rate meets the limitations set forth in Notice 2001-10 (or the corresponding applicable provision of any later Revenue Ruling.) The Bank will provide each Participant with an annual statement of the amount of income reportable by the Participant for federal and state income tax purposes as a result of such imputed income.

     After the Participant reaches Normal Retirement Age, the Bank shall annually pay to the Participant an amount necessary to pay the federal and state income taxes attributable to the imputed income and to the additional cash payments under this section. In calculating the cash payments due from the Bank, the Bank shall use the Corporation's actual marginal income tax rate for the calendar year immediately preceding the payment to the Participant. The cash payments shall continue until the Participant's death.


                                    Article 7
                               Comparable Coverage

     7.1 Insurance Policies. If a Participant has a Vested Insurance Benefit, the Bank may direct the Trustee to provide such benefit through the Policies purchased at the commencement of this Plan or may direct the Trustee to provide comparable insurance coverage to the Participant through whatever means the Bank deems appropriate. If the Participant waives his or her right to the benefit, the Bank may direct the Trustee to cancel the Policy or Policies on the Participant, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

     7.2 Offer to Purchase. If the Bank discontinues a Policy on an active or vested Participant for any reason, the Bank shall give the Participant at least thirty (30) days to purchase such Policy. The purchase price shall be the cash surrender value of the Policy. Such notification shall be in writing.



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                                    Article 8
                               General Limitations

     8.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. ss.359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. ss.359.4.

     8.2 "Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Bank terminates the Participant's employment for:

          (a)  Gross negligence or gross neglect of duties;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy resulting in an adverse effect on the Bank.

     8.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

     8.4 Competition After Termination of Employment. The Participant shall forfeit his right to any further benefits if the Participant, without the prior written consent of the Bank, violates the following described restrictive covenants.

          8.4.1 Non-compete Provision. The Participant shall not, for the term of this Agreement and until all benefits have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly traded company):

          (i) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation or any of its subsidiaries during the three (3) year period immediately prior to the termination of the Participant's employment; or

          (ii) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Corporation or any of its subsidiaries, including,








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               but not limited to, the names and addresses of customers of the
               Corporation or any of its subsidiaries, as they may have existed from time to time or of any of the Corporation's or any of its subsidiaries prospective customers, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation or any of its subsidiaries. The restrictions contained in this subparagraph (ii) apply to all information regarding the Corporation or any of its subsidiaries unless and until it becomes known to the general public from sources other than the Participant.

          8.4.2 Judicial Remedies. In the event of a breach or threatened breach by the Participant of any provision of these restrictions, the Participant recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Corporation or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect the Corporation or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of this Agreement, the Participant consents to the Corporation's or any of its subsidiaries entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Corporation' or any of its subsidiaries rights hereunder and preventing the Participant from further breaching any of his obligations set forth herein. The Participant expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Corporation or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Corporation or any of its subsidiaries or Affiliates from pursuing any other remedies available to the Corporation or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from the Participant. The Participant expressly acknowledges and agrees that: (i) the restrictions set forth in Section 8.4.1 are reasonable, in terms of scope, duration, geographic area, and otherwise,
     (ii) the protections afforded the Corporation or any of its subsidiaries or Affiliates in Section 8.4.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 8.4.1 will not be materially adverse to the Participant's employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

          8.4.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

          8.4.4 Change in Control. The non-compete provision detailed in Section
     8.4.1 shall not apply if there is a Change in Control.

     8.5 Suicide or Misstatement. The Participant shall forfeit his benefit under this Agreement if the Participant commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Participant on any application for life insurance purchased by the Trust, or any other reason.







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                                    Article 9
                                   Assignment

     Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his/her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his/her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.


                                   Article 10
                                     Insurer

     The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan, except to the extent of any endorsement filed with the Insurer. The Insurer shall have the right to rely on the Trustee's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.


                                   Article 11
                                Claims Procedure

     11.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim against this Plan (the "Claimant"), in writing, within ninety (90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under this Plan. If the Bank determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant's claim, and a description of why it is needed, and (4) an explanation of this Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period. Upon resolution of all open issues, the Bank shall receive the proceeds and upon recovering the share of the proceeds to which it is entitled, shall distribute the Claimant's proceeds.

       11.2 Review Procedure. If a Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes, entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of








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the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present Claimant's position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.


                                   Article 12
                        Amendment or Termination of Plan

     12.1 Non-Vested Insurance Benefit. Unless a Participant has a Vested Insurance Benefit pursuant to Sections 4.2.2 or 5.1, the Bank may amend or terminate the Plan at any time, or may amend or terminate a Participant's rights under the Plan at any time prior to a Participant's death by written notice to the Participant.

     12.2 Vested Insurance Benefit. If a Participant has a Vested Insurance Benefit, the Bank may amend or terminate the Plan for that Participant only if:
(1) continuation of the Plan would cause significant financial harm to the Bank and (2) the Participant agrees to such action.


                                   Article 13
                                  Miscellaneous

     13.1 Binding Effect. This Agreement shall bind the Participant and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     13.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank's right to terminate the Participant's employment. It also does not require the Participant to remain in employment nor interfere with the Participant's right to terminate employment at any time.

     13.3 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     13.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     13.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the







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United States of America; provided, however, that with respect to insurance policies owned by the Bank or any insurable interest issues, the laws of Delaware shall govern.

     13.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein.

     13.7 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a)  Interpreting the provisions of the Agreement;

          (b) Establishing and revising the method of accounting for the Agreement;

          (c)  Maintaining a record of benefit payments; and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     13.8 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

     13.9 Recovery of Estate Taxes. If the Participant's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Plan, and if the beneficiary is other than the Participant's estate, then the Participant's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Plan, an amount by which the total estate tax due by the Participant's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Participant's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.


     IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

                                                   BANK:
                                                   PEAPACK-GLADSTONE BANK

                                                   By ARTHUR F. BIRMINGHAM

                                                   Title Chief Financial Officer




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     By execution hereof, Peapack-Gladstone Financial Corporation consents to and agrees to be bound by the terms and condition of this Plan document.


ATTEST:                                          CORPORATION:
                                                 Peapack-Gladstone
                                                 Financial Corporation

MARY M. RUSSELL                                  By ARTHUR F. BIRMINGHAM

                                                 Title Chief Financial Officer
 ATTEST:                                         TRUSTEE:
                                                 CHRISTIANA BANK & TRUST COMPANY
MARY ANN BENKO                                   By JOSEPH D. FRENEY

                                                 Title Vice President

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